SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                            SCHEDULE 14C INFORMATION

                Proxy Statement Pursuant to Section 14(C) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

[ ] Preliminary information statement

[ ] Confidential, for use of the Commission only
    (as permitted by Rule 14c-5(d)(2))

[X] Definitive information statement

                                NETOBJECTS, INC.
                (Name of Registrant as Specified in its Charter)

                      ------------------------------------

Payment of filing fee (Check the appropriate box):

[ ] No fee required

[ ] Fee  computed on table below per  Exchange  Act Rules  14c-5(g) and 0-11 (1)

    (1) Title of each class of securities to which transaction applies:

        --------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        --------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        --------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        --------------------------------------------

    (5) Total fee paid:

        --------------------------------------------

[X] Fee paid previously with preliminary materials

[ ] Check box if any part of  the fee  is offset as provide by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ----------------------------

    (2) Form, Schedule or Registration Statement No.:

        ----------------------------

    (3) Filing Party:

        ----------------------------

    (4) Date Filed:

        ----------------------------

           First mailed to stockholders on or about January 23, 2001.

                                NETOBJECTS, INC.
                               301 Galveston Drive
                             Redwood City, CA 94063

To the Stockholders of NetObjects, Inc.:

         Enclosed is an Information Statement that we are sending to you in connection with the sale of our Enterprise division to Merant, Inc., a California corporation, for $18 million under the terms of the Asset Sale and Purchase Agreement between NetObjects, Inc. and Merant dated January 8, 2001.

         Our board of directors has already approved the transaction. The Enterprise division represents a significant portion of the Company's present operations and assets, so the board of directors decided to seek stockholder approval as well. Two of our stockholders, who collectively hold a majority of the voting power of our common stock, have already approved the transaction by written consent. Therefore, this Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described in this Information Statement.

         We are mailing with the Information Statement the Company's Annual Report on Form 10K, which we filed with the Securities and Exchange Commission on December 29, 2000. The annual report contains financial information for our most recent fiscal year ended September 30, 2000, a description of our business, a discussion of relevant risk factors and other material information helpful for an understanding of our company. We encourage you to read this Information Statement and the annual report carefully.

                                               Sincerely,

                                              S/ Samir Arora
                                              ---------------------------
                                              Samir Arora
                                              CEO, President and Chairman
                                              of the Board of Directors

                                NETOBJECTS, INC.
                               301 Galveston Drive
                         Redwood City, California 94063

                      -------------------------------------

                              INFORMATION STATEMENT
                                       AND
                    NOTICE OF ACTION TAKEN WITHOUT A MEETING

                             Dated January 22, 2001

                      -------------------------------------

         This Information Statement and Notice of Action Taken Without a Meeting (collectively, the "Information Statement") is furnished to the stockholders of NetObjects, Inc., a Delaware corporation, to provide information with respect to an action taken by written consent of the holders of a majority of the outstanding shares of the Company's common stock that were entitled to vote on such action. This Information Statement also constitutes notice of action taken without a meeting as required by Section 228(a) of the Delaware General Corporation Law.

         The written consent approved the sale of our Enterprise division to Merant, Inc. for a total purchase price of $18 million under the terms of an Asset Sale and Purchase Agreement, or the definitive agreement, dated January 8, 2001. This transaction involves the sale of a significant portion of our assets, business and operations and, conceivably, could constitute a sale of substantially all of the property and assets of NetObjects within the meaning of
Section 271(a) of the Delaware General Corporation Law. Because a transaction subject to Section 271(a) requires the approval of a majority of the corporation's outstanding voting shares under Delaware law. The board of directors sought the approval of this transaction by our stockholders, two of our stockholders, IBM and Samir Arora, represent a majority of the outstanding shares of our common stock and have approved the definitive agreement and proposed sale of the Enterprise Division by written consent. Therefore, all required corporate approvals of the transaction have been obtained. This
Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by the Securities Exchange Act of 1934.

                           ---------------------------

We Are Not Asking You for a Proxy and You Are Requested Not to Send Us a Proxy.

                           ---------------------------

         The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on January 2, 2001. As of the record date, we had 31,687,043 shares of common stock issued and outstanding. Each share of our common stock entitles its holder to one vote on all matters submitted to a vote of the stockholders.

                               SUMMARY TERM SHEET

         Our Enterprise division provides software and professional services to large-scale corporate enterprises and departments requiring an integrated solution that enables them to manage the entire Web production process. The principal product of our Enterprise division is NetObjects Collage, an integrated platform for the management of enterprise Web applications. The
NetObjects Collage platform combines collaboration with content management, enterprise integration and dynamic application services. Our Enterprise division also provides professional services to help our customers install NetObjects Collage and to train their personnel in the use and maintenance of corporate web sites with this product.

         As of December 19, 2000, we and Merant signed an option and license agreement under which Merant paid us $4 million for an exclusive option to purchase the Enterprise division. We signed the definitive agreement, which was contemplated under the option and license agreement, on January 8, 2001. Merant's option expired when we signed the definitive agreement.

         The following is a summary of the material terms of the definitive agreement:

         o We will sell to Merant the products of our Enterprise division, including NetObjects Collage, NetObjects Authoring Server and NetObjects TeamFusion, the goodwill of the business and most of the related intellectual property.

         o We expect most of the current employees of the Enterprise division to accept offers of employment to be extended by Merant.

         o  We will  license  to  Merant   two  software  programs  and  related
            intellectual property rights that we will continue to use in our Small Business operations.

         o We will receive a total of $18 million in cash from the sale of the Enterprise division, of which $4 million has been paid under the option agreement.

         o  We will not sell to  Merant,  and will  retain,  all of our cash and
            accounts   receivable   and  the  fixed   assets,   leaseholds   and
            intellectual property related to our Small Business operations.

         o We have agreed that, for a period of 2 years, we will not compete with Merant in the business that we have conducted through the Enterprise division.

         o The closing of the transactions contemplated in the definitive agreement is projected to occur in February 2001, approximately 20 days after the date of this Information Statement.

         The terms of the definitive agreement are more specifically described below.

                                  ACTIONS TAKEN

         Our board of directors authorized the sale of the Enterprise division and approved the material terms of the definitive agreement at a telephonic meeting on January 3, 2001.

         As of January 2, 2001, the record date for this transaction, the holders of 16,693,423 shares, or approximately 53% of the total number of shares of common stock outstanding, approved the sale of the Enterprise division and the definitive agreement. As the transaction and the definitive agreement have been approved by holders of a majority of the shares of our common stock, no proxies are being solicited with this Information Statement.

         You are being  provided  with this  Information  Statement  pursuant to
Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder. The sale of the Enterprise division will not become effective until at least 20 days after the mailing of this Information Statement. This Information Statement is being mailed to the stockholders on or about January 25, 2001.

                           FORWARD-LOOKING STATEMENTS

         This Information Statement may contain forward-looking statements within the meaning of the federal securities laws. Such statements can be identified by the words "believes," "anticipates," "plans," "expects" and similar expressions. These forward-looking statements include, without limitation, statements about the planned sale of our Enterprise division, market opportunities for web site building software and services and our business strategy. These forward-looking statements do not constitute assurances regarding our future operating results, including the planned sale of the Enterprise division, the operations of our online services business, cash flows and financial condition. The market for online web-based small business services is new and extremely competitive. We cannot be assured of generating a significant amount of revenue or earning a profit from the sale or license of these services. Our actual results could differ materially from those expressed or implied by these forward-looking statements due to various factors, including the risk that the planned sale of the Enterprise division may not be completed, and the risk factors described in our annual report on Form 10-K for the year ended September 30, 2000 and other periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934. We undertake no obligation to update publicly any forward-looking statements as new information becomes available or relevant events occur in the future.

                       NO DISSENTERS' RIGHTS OF APPRAISAL

         The corporate actions described in this Information Statement will not afford our stockholders the opportunity to dissent from those actions or to receive an agreed or judicially appraised value for their shares of our common stock as a result of those actions.

                     BACKGROUND OF AND REASONS FOR THE SALE

         From our inception through the fiscal year ended September 30, 2000, we focused our business on being a leading provider of software, solutions and services that enable small businesses to build, deploy and maintain web sites, conduct online e-business and enable large enterprises to effectively create and manage corporate intranets.

         Our objective is to become a leading provider of online services for small businesses. We intend to partner with service providers--from telcos and financial institutions to ISPs and hardware manufacturers--to deliver these services to their small business customers. We offer our partners the technology solutions and services they need to enable their small business customers to successfully leverage the power of the web. Our applications and services empower small businesses by helping them create web sites, engage in e-commerce and grow and manage their businesses. In deploying these services, our partners benefit from potential new sources of revenue, faster time to market, less administrative overhead and an improved customer experience.

         In 1996, we introduced NetObjects Fusion, the first web site building software application. Since then, NetObjects Fusion has been instrumental in the development of millions of websites and has become well known in the site-building industry, winning over 75 awards.

         Enterprise Division History

         We introduced NetObjects TeamFusion, our first client-server web site building application, in December 1997. In September 1998, we introduced NetObjects Authoring Server Suite 3.0 as a client-server application for the corporate intranet market. This product replaced NetObjects TeamFusion, but retained the TeamFusion Client as one of the product's four modules. We formed our Professional Services Group in October 1998 to provide training, consulting and installation services to our customers deploying the NetObjects Authoring Server. In the fourth quarter of fiscal year 1999, we began administering the NetObjects Authoring Server product family and our professional services group as our Enterprise division.

         In March 2000, the Enterprise division launched NetObjects Collage, an integrated platform for the management of enterprise web applications. NetObjects Collage provides an integrated platform that combines collaboration with content management, enterprise integration and dynamic application services. We also expanded our professional services to help our customers install NetObjects Collage and to train their personnel in the use and maintenance of corporate web sites with this product.

         Evolving Small Business Strategy

         Building on the success of NetObjects Fusion and the growth of the Internet, during fiscal year 2000 we adopted a strategy of expanding our market position from serving as a provider of traditional desktop software to becoming an online services provider. We had previously built popular online resources, including NetObjects.com and eFuse.com, that target communities of business users and provide sources of information, products and services for building web sites. This strategic shift began in October 1999 with the acquisition of Sitematic, Corp., and the formation of a Small Business division. In December 1999, we combined our online resources and launched GoBizGo.com, a web application services site where small businesses can find the solutions and services needed to build a successful Web presence.

         In July 2000, we acquired privately-held Rocktide Inc., a provider of the next generation application service provider (ASP) technology and wireless e-services that help Web-enable businesses worldwide. This product technology was incorporated in our newly branded Matrix Platform, which we launched on October 30, 2000.

         NetObjects Matrix is an integrated suite of online services that enables small businesses to take advantage of the Internet to expand and improve their business. It is the first set of online services designed to be distributed by service providers, companies whose reach into the small business marketplace through their business relationships makes them the most effective distributors of NetObjects products and services.

         Focusing Our Business

         As usage of the Internet by businesses and related markets for our products and services have evolved, we have decided to narrow our focus in order to become a leading provider of essential online services for small businesses worldwide. We are implementing this objective by partnering with service providers who can provide mass distribution to their small business customers. To date, we have made significant progress in building and partnering to create best-of-class Web site builders and online services for service providers and their subscribers.

         We believe that the ubiquity of Web browsers and the evolution of ASP technology to enable the online delivery of technology solutions provide key benefits to small businesses. These benefits include ease of use, installation and upgradeability, potential revenues from e-commerce, convenience and reduced costs--lower monthly subscription fees versus large, up-front payments.

         We also believe that small businesses will look to a single supplier to provide an integrated suite of applications and services they need rather than shopping for individual services from multiple vendors. We anticipate that small businesses will purchase these services from their current service providers--companies with whom they already do business and whom they trust to help them achieve online success. We have targeted these service providers as the primary customer base for our online web site services.

         Selling the Enterprise Division

         In June 2000, our board of directors retained Broadview International LLC, or Broadview, to explore a range of strategic alternatives, including the possible sale of the Enterprise division. At approximately the same time, we also engaged an investment banking firm to assist us in raising capital through a private placement of our securities. Our engagement letter with Broadview provides that for its services Broadview is entitled to a fee of $1 million upon the closing of the sale of the Enterprise division to Merant.

         Merant was among a number of companies initially contacted by Broadview. Direct discussions between Merant and us commenced in September 2000. Negotiations for the sale of the Enterprise division to Merant continued for more than two months. Although Broadview and we held discussions with other interested parties, Merant sustained the highest level of interest in acquiring this business.

         In the meantime, we were unable to conclude a private placement of our securities, and our lack of working capital for future operations became a paramount concern for the board of directors. The Enterprise division, which we are selling to Merant, generated approximately $10 million of revenues and contributed $7.6 million to our operating loss for the fiscal year ended September 30, 2000. Our ability to finance both our Enterprise and Small Business divisions declined substantially. In addition, our independent auditors advised us that, without substantial additional capital, or a commitment to provide such capital, our financial statements would be subject to a "going concern" qualification.

         In mid-December 2000, we resolved the principal terms for a sale of the Enterprise division to Merant. Taking into account our liquidity and other business factors, the board of directors authorized us to sign an option and license agreement with Merant as of December 19, 2000. Under that agreement, we received $4 million in cash for granting Merant an exclusive option to purchase the Enterprise division for $18 million, including the option payment. The terms of the agreement provided that Merant's option to acquire the Enterprise division would expire on January 5, 2001, if a definitive agreement for the purchase of the Enterprise division had not been signed by that date, or by a later date agreed upon by both companies.

         The definitive agreement and the sale of the Enterprise division described in this Information Statement are a consequence of the option agreement. The option agreement also provides, however, that if the acquisition is not completed, Merant will have a three-year license to distribute NetObjects Collage, and the $4 million option payment will be credited against future royalty payment obligations under the license agreement.

               DESCRIPTION OF THE SALE OF THE ENTERPRISE DIVISION

Terms of the Definitive Agreement

         Assets to be Sold

         The assets being sold or licensed or otherwise transferred to Merant as part of the sale of our Enterprise division are located at our facility in Redwood City, California. The assets being sold consist primarily of:

         o All intellectual property rights related to the software products of the Enterprise division, including NetObjects Collage and NetObjects Authoring Server, and the results of any in-process development efforts of the Enterprise division regarding those software products;

         o All trademarks used in the Enterprise division, excluding the name "NetObjects," and the goodwill associated with the trademarks;

         o Our rights under most of our third-party contracts, agreements, leases, purchase orders, sales orders and other such instruments to which we are a party and which relate to the Enterprise division;

         o All licenses, agreements and other arrangements under which we have the right to use any third-party intellectual property rights in the conduct of the business of the Enterprise division; and

         o Computers and peripherals that we have leased for use with the Enterprise division.

         Consideration

         In exchange for the sale and license of the assets described above, we will receive a total of $18 million in cash. We received $4 million of the purchase price from Merant on December 21, 2000 under the option and license agreement. Merant will deliver $14 million by wire transfer within 7 days after the closing of the transactions contemplated in the definitive agreement.

         Retained Assets

         We will continue to conduct business operations in our Small Business division. Therefore, the intellectual property, fixed assets, personal property and leaseholds used in our Small Business operations are excluded from the sale to Merant. All of our cash holdings and accounts receivable also are excluded from the sale. We will license Merant to use, copy and modify the source code and the object code of the NetObjects TeamFusion client, which includes NetObjects Fusion software, in the purchased business on a non-exclusive basis in perpetuity. The terms of the license prohibit Merant from creating or distributing single user versions of this licensed software.

         Covenant not to Compete

         We agreed that we will not compete, directly or indirectly, with Merant in owning, managing, operating, controlling or being a consultant to any company in the business of providing software services similar to those of the Enterprise division for a period of two years following the closing of the transaction.

         Covenant not to Hire

         We agreed not to offer employment to any employee of the Enterprise division for one year following the closing of the transaction.

         Representations and Warranties

         We made representations and warranties in favor of Merant that relate to a number of matters, including:

         o  our due organization and good standing;

         o the authorization, execution, delivery and enforceability of the definitive agreement;

         o  the absence of litigation and our compliance with laws;

         o the accuracy of financial statements of the Enterprise division and the absence of undisclosed liabilities since September 30, 2000;

         o our title to the assets to be sold and our ability to sell those assets without any third-party consents;

         o our ownership of or right to use, and the non-infringement of those rights of third parties to, intellectual property;

         o  the performance of the software products being sold;

         o the absence of infringement of the intellectual property of the Enterprise division by third parties;

         o the absence of breaches of license agreements related to the Enterprise division;

         o the absence of conflict with or violation of any law, judgment or contract and our certificate of incorporation and bylaws;

         o  the filing of tax returns and the payment of taxes;

         o the disclosure of employee benefit plans and their compliance with ERISA and other applicable laws;

         o  our compliance with environmental laws and permits; and

         o  our labor relations.

         The definitive agreement also includes representations and warranties made by Merant in favor of us, including:

         o  Merant's due organization and good standing;

         o the authorization, execution, delivery and enforceability of the definitive agreement; and

         o the absence of conflict with or violation of any law, judgment, contract and Merant's articles of incorporation and bylaws.

         Covenant not to Solicit; Covenant not to Merge

         We agreed that between January 8, 2001 and the closing date or the date of termination of the definitive agreement, we will not authorize or permit the sale, disposition or encumbrance of the assets of the Enterprise division or consider or solicit any offers, engage in negotiations or make any agreement with respect to any such transaction. We also agreed not to enter into a merger or consolidation with any other entity during this same period.

         Conditions to Closing

         The obligation of Merant to purchase the Enterprise division is subject to the satisfaction of the following conditions:

         o our representations and warranties contained in the definitive agreement are materially true and correct on the closing date as if made on that date;

         o we perform or comply with all of our covenants and agreements required by the definitive agreement prior to the closing date;

         o we execute and deliver to Merant specified documents required to transfer the assets of the Enterprise division to Merant;

         o  we deliver to Merant an opinion of our counsel;

         o no action or proceeding by or before any governmental authority is instituted or threatened which prohibits or invalidates the sale;

         o Merant enters into employment agreements with designated employees of the Enterprise division; and

         o neither the Enterprise division nor its assets suffer a material adverse change between the date of the definitive agreement and the closing date. For this purpose, a material adverse change will not include confirmed operating losses for the Enterprise division consistent with our historical operations through December 31, 2000.

         Our obligation to sell the Enterprise division is subject to the satisfaction of the following conditions:

         o Merant's representations and warranties contained in the definitive agreement are materially true and correct on the closing date as if made on such date;

         o Merant performs or complies with all of its covenants and agreements required by the definitive agreement to be performed prior to the closing date; and

         o no action or proceeding by or before any governmental authority is instituted or threatened which prohibits or invalidates the sale.

         Termination

         The definitive agreement may be terminated at any time prior to the closing date:

         o  by written consent of Merant and us;

         o by Merant or us if it is reasonably concluded that a condition to closing cannot be satisfied prior to March 1, 2001; or

         o by us if Merant breaches, or by Merant if we breach, our respective representations and warranties set forth in the definitive agreement if the breach is not cured within 20 business days following receipt by the breaching party of written notice of the breach from the non-breaching party.

         Neither party may terminate the definitive agreement if it is in material breach of its obligations or representations and warranties under the definitive agreement. The termination of the definitive agreement will not relieve any party of liability for any breach of the definitive agreement.

         Indemnification

         We agreed to indemnify Merant for --

         o any liability relating to our business that is not expressly assumed by Merant;

         o any liability related to the Enterprise division arising prior to the closing date;

         o any breach by us of our representations and warranties in the definitive agreement or the license agreement; and

         o our noncompliance with our covenants or agreements in the definitive agreement or the license agreement.

         For most matters, our indemnification obligation will survive the closing of the transaction for 16 months, and we will have no liability for indemnity under any representation or warranty for any claim not brought within that period. Additionally, for most matters, we will

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


not be liable for any claims under $10,000 or until the aggregate amount of liability exceeds $70,000, and our potential liability will not exceed $10 million. Our liability for breaches of our representations regarding intellectual property and our title to the assets to be sold to Merant and for any claim arising out of any of our assets or businesses not sold to Merant is not subject to these limitations on liability.

         In addition, Merant agreed to indemnify us for --

         o  any liability that is expressly assumed by Merant;

         o any liability related to the Enterprise division arising after the closing date;

         o any breach by Merant of its representations and warranties in the definitive agreement; and

         o Merant's noncompliance with its covenants or agreements in the definitive agreement;

         Merant's indemnification obligation will survive the closing of the transaction for 16 months.

         Limitation of Remedies

         In the event of any claim arising out of the definitive agreement, the exclusive remedy of either party will be the right to terminate the agreement and/or the right of indemnification.

         Expenses

         If the closing of the sale of the Enterprise division does not occur by January 31, 2001 for a reason other than our fault, Merant will reimburse us for the portion of the reasonable net expenses of the Enterprise division incurred by us between January 31, 2001 and March 1, 2001.

Terms of the License Agreement

         The license agreement that we will enter into with Merant as part of the sale of the Enterprise division includes the following terms:

         License Grant

         We will grant to Merant the following licenses:

         o A perpetual license to use, copy, modify and create derivative versions of the NetObjects TeamFusion client, which includes NetObjects Fusion software, including the source code, solely for the purpose of licensing to end users or distributors NetObjects TeamFusion together with any version of NetObjects Collage in the field of enterprise web content management.

         o A perpetual license to copy NetObjects ScriptBuilder, solely for the purpose of licensing to end users or distributors NetObjects
            ScriptBuilder bundled with any version of NetObjects Collage or NetObjects Authoring Server. Merant will have the right to bundle NetObjects ScriptBuilder with other products so long as the parties mutually agree on a reasonable royalty for the bundling.

         o A perpetual license, with the right to grant sublicenses, to practice and make improvements to any inventions claimed in specific patents and to make, use and sell products containing the patents, solely for the purpose of modifying and creating derivative versions of NetObjects TeamFusion and licensing NetObjects TeamFusion with any version of NetObjects Collage to end users and distributors in the field of enterprise web content management and providing maintenance and support services.

         o  A perpetual license to use specific trademarks.

         Ownership of Derivative Works

         Merant will own all derivative works, modifications and improvements to the intellectual property licensed as described above, but we will retain ownership of the underlying, unmodified intellectual property contained in those works.

         Source Code Escrow

         We will agree to deposit the source code for NetObjects ScriptBuilder and the related documentation and programmers' notes with an escrow agent. Merant will be entitled to obtain the source code and other information if we

         o  fail  to  perform  our  maintenance  and  support   obligations  for
            NetObjects ScriptBuilder and do not cure the failure within three days of Merant's demand;

         o file or are the subject of a petition for relief under bankruptcy laws; or

         o  cease business operations generally.

         If the source code and materials are released from escrow, Merant will have a license to use, copy, modify and prepare derivative or collective works from the source code and the related materials for the purpose of providing support and maintenance of NetObjects ScriptBuilder and customizing and integrating NetObjects ScriptBuilder with its own products.

         Representations and Warranties

         We will make representations and warranties in favor of Merant that relate to the following:

         o  our title to the licensed trademarks;

         o the non-infringement of the rights of third parties by the licensed intellectual property, to our knowledge;

         o the absence of any breach of any license, sublicense or other agreement relating to the licensed intellectual property, to our knowledge;

         o the absence of any unauthorized use or infringement of the licensed intellectual property, to our knowledge; and

         o our right to bring an action for infringement or misappropriation of licensed intellectual property.

         Indemnification

         We will agree to indemnify Merant for any misrepresentation or breach of our representations and warranties in the license agreement and our noncompliance with any covenants or agreements made in the license agreement.

         Third-Party Infringers

         We will retain the right to initiate any proceeding relating to the protection of the licensed intellectual property, at our expense. If, however, we elect not to initiate any proceeding, Merant will have the right to do so, at its expense.

         Termination

         We can terminate the license agreement and the licenses described above on 60 days notice if Merant is in default of any material agreement under the license agreement and does not cure such default within 60 days of notice of the default from us.

         Assignability

         Merant does not have the right to assign either the license agreement or the licenses granted to it under the license agreement without our prior written consent, except to a subsidiary or affiliate of Merant or an acquirer of all or substantially all of the assets of the Enterprise division sold to Merant under the definitive agreement.

Taxation

         We will recognize taxable income from the sale of assets set forth in the definitive agreement. We currently are losing money and have net operating loss carryforwards available. We have not yet determined what income tax consequences will arise from the transaction.

Terms of the Software License Agreement

         The terms of the option and license agreement provide that Merant's option to acquire the Enterprise division would expire on January 5, 2001, if a definitive agreement for the purchase of the Enterprise division had not been signed by that date, or by a later date agreed upon by both companies. In connection with the option agreement, we agreed to enter into a software license agreement on the following terms if Merant does not complete the acquisition of the Enterprise division:

         License Grant

We would grant to Merant the following licenses:

         o A license to use, copy, market, promote, distribute and sublicense NetObjects Collage and any upgrades and new versions, or the software products, in object code format only to end users and distributors.

         o A license to use a reasonable number of copies of NetObjects Collage in object code format only for demonstration, maintenance, support and training purposes.

         o A license to use, modify and prepare derivative works of the source code of NetObjects Collage solely to customize and integrate the software products into Merant's software products.

         o A license to use identified trademarks to identify the software products for Merant's marketing, promotion and distribution of the software products.

         Royalties

         Merant will pay us a royalty of $15,000 per copy of the software products made or distributed by or for Merant under the software license agreement. The $4 million payment under the option agreement will be credited against royalty amounts otherwise due.

         Warranties and Indemnification

         We will make warranties to Merant with respect to the software products. If the software products breach the warranties, we have the option to repair or replace the software products so that they conform to the documentation, or to return the royalty payment paid for the defective products. Merant will have no other remedy for breach of warranty except as described in the preceding sentence.

         In addition, we agreed to indemnify Merant for any claim of infringement by any software products of certain third-party intellectual property rights. If the software products become subject to an infringement claim, we have the option to obtain a license to continue using the software products, replace or modify the software products to make them non-infringing or terminate the software license agreement and refund the royalties and license fees paid by Merant under the agreement.

         Term and Termination

         The software license agreement would have an initial term through December 31, 2003, but Merant could renew the software license agreement annually thereafter by providing us with notice of renewal within 60 days of the end of each term. We can terminate the license agreement and the licenses on 45 days notice if Merant defaults. In addition, if the sale of the Enterprise Division does not occur and the definitive agreement is terminated, we can elect to refund the license fee and terminate the agreement.

         Maintenance and Support

         We will provide Merant will Level 3 maintenance service at no additional cost to Merant. In addition, at Merant's request, we will assist in the customization and integration of the software products into Merant's software products at reasonable rates.

         Source Code Escrow

         We agreed to deposit the source code for the software products with an escrow agent in an arrangement substantially equivalent to the escrow described under "Terms of the License Agreement" above. If Merant receives the source code because of our bankruptcy or ceasing business, the royalty will be reduced to $10,000 per copy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the common  stock as of January 2, 2001 for (a) each  person  known to us to own beneficially  more than 5% of our common stock,  (b) each of our directors,  (c)
the  Company's  Chief  Executive  Officer and each of the four other most highly compensated  executive officers other than the CEO who were serving as executive officers of the Company as of September 30, 2000 and (d) all executive  officers and directors as a group.  Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission,  and includes shares over which the beneficial  owner  exercises  voting or investment  power.  Shares of common stock subject to options or warrants currently exercisable or exercisable within
60 days of January 2, 2001 are deemed  outstanding  for the purpose of computing the percentage ownership of the person holding the options or warrants,  but are not deemed outstanding for the purpose of computing the percentage  ownership of any other  person.  Except as  otherwise  indicated,  and  subject to  community property laws where  applicable,  we believe,  based on information  provided by these  persons,  that the persons  named in the table below have sole voting and
investment   power  with  respect  to  all  shares  of  common  stock  shown  as beneficially  owned by them.  Unless  otherwise  indicated,  the  address of all persons listed below is c/o NetObjects, Inc., 301 Galveston Drive, Redwood City,
CA 94062.

                                                                                Shares Beneficially Owned (1)
                                                                                -----------------------------

Name of Beneficial Owner                                                            Number            Percent
------------------------                                                            ------            -------

International Business Machines Corporation (2)                                 15,542,050              48.5%
New Orchard Road
Armonk, NY 10504

Current Directors:

Samir Arora (3)                                                                  2,137,779               6.6%
Robert G. Anderegg                                                                      --                 --
Lee A. Dayton                                                                           --                 --
Blake Modersitzki(4)                                                                 5,417                  *
Michael D. Zisman                                                                       --                 --

Named Executive Officers who are not Directors:

Russell F. Surmanek (5)                                                            355,919               1.1%
Mark Patton (6)                                                                    342,881               1.1%
Jack Rotolo (7)                                                                    381,251               1.2%
Steven Mitgang (8)                                                                 198,794                  *


All directors and executive offers as a group (9 persons) (9)                    3,422,041              10.2%
---------------------------------------------------------------------------------------------------------------

                                       16



* Represents beneficial ownership of less than 1% of the Company's common stock.

(1) The number of shares of common stock issued and outstanding on January 2, 2001 was 31,687,043. Warrants are assumed to be exercised in full notwithstanding the warrant holders' right to exercise the warrant on a "net" basis by surrendering shares of common stock having a value equal to the warrant exercise price upon exercise of the warrant. The persons and entities named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, except as described below.

(2) Includes warrants to purchase 253,195 shares of common stock at approximately $6.68 per share that are exercisable on a net basis and expire on various dates in 2003 and 2004, and warrants to purchase 83,333 shares of common stock at $10.80 per share that are exercisable on a net basis and expire in December 2003.

(3) Includes options held by Mr. Arora to purchase 656,424 shares of common stock that are exercisable within 60 days of January 2, 2001. Also includes 299,457 shares of common stock owned by Information Capital LLC, wholly owned by Mr. Arora, and 362,129 shares of common stock held by Rae Technology II LLC, of which he is President and owns a majority of the equity interests. Mr. Arora exercises shared voting and dispositive power over the shares held by Rae Technology II LLC, but disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.

(4) Represents options held by Mr. Modersitzki to purchase 5,417 shares of common stock that are exercisable within 60 days of January 2, 2001.

(5) Includes options held by Mr. Surmanek to purchase 353,056 shares of common stock that are exercisable within 60 days of January 2, 2001.

(6) Includes options held by Mr. Patton to purchase 269,523 shares of common stock that are exercisable within 60 days of January 2, 2001.

(7) Includes options held by Mr. Rotolo to purchase 370,958 shares of common stock that are exercisable within 60 days of January 2, 2001.

(8) Includes options held by Mr. Mitgang to purchase 190,647 shares of common stock that are exercisable within 60 days of January 2, 2001.

(9) Includes options and warrants to purchase 1,846,025 shares of common stock that are exercisable within 60 days of January 2, 2001.

                           COMPANY CONTACT INFORMATION

         All inquiries regarding the Company should be addressed to the Company's principal executive offices: NetObjects, Inc., 301 Galveston Drive, Redwood City, California 94063, attention: President; telephone (650) 482-3200.


                                   By Order of the Board of Directors:


                                   Samir Arora
                                   Chairman

January 22, 2001

                                       18